Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value US$0.00001428571428 per share, of Jinxin Technology Holding Company, a company incorporated in the Cayman Islands, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2025.

Wu Capital Limited

By:	/s/ Xinyi Cai
Name:	Xinyi Cai
Title:	Director

Xinyi Cai

By:	/s/ Xinyi Cai
Name:	Xinyi Cai